FOR IMMEDIATE RELEASE

RCS Capital Corporation Completes Acquisition of Investors Capital

Adds 450 Registered Representatives to RCS Capital’s Leading Retail Investment Advice Platform

Second Largest Network of Independent Financial Advisors in America

NEW YORK, NY, July 11, 2014 - RCS Capital Corporation (“RCAP”) (NYSE: RCAP), announced today that it has closed its previously announced acquisition of Investors Capital Holdings, Ltd. (“ICH”) (NYSE MKT: ICH), an independent broker-dealer headquartered in Lynnfield, Massachusetts.

ICH is a financial services holding company that operates primarily through its wholly-owned broker-dealer and registered investment advisor subsidiary, Investors Capital Corporation. With approximately 450 registered representatives in over 350 branches nationwide, ICH provides independent broker-dealer services and investment advisory services. ICH will continue to operate under its existing management team and brands as part of the RCAP retail advice platform.

“We are pleased to add another leading brand within the independent financial advisory industry to the RCAP family of companies,” said Michael Weil, President of RCAP. “With this acquisition, we further expand our footprint and increase the scope and scale of RCAP’s integrated retail investor brokerage and advisory services businesses. ICH’s independent broker-dealer and investment advisory services are complementary to our existing platform, and we very much look forward to providing additional value-added products and services to all of our retail clients.”

Tim Murphy, President and Chief Executive Officer of ICH, added, “We are delighted to be joining the RCAP team and are excited by the opportunity to provide our customers with an expanded and fully integrated suite of high-quality services. As a member of RCAP’s family, we will be even better positioned to provide premier services and support to our valued registered representatives.”

About RCAP

RCAP is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including our ability to consummate our pending acquisitions of businesses other than Cetera. Additional factors that may affect future results are contained in RCAP's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988